Exhibit 99.1

Hycroft Mining Announces $56 Million Equity Investment From

Renowned Precious Metals Investor Eric Sprott and AMC Entertainment

Equity Capital Investment Recapitalizes the Balance Sheet and Provides the Opportunity to Unlock Value of its World-Class Hycroft Gold and Silver Deposit in Northern Nevada

WINNEMUCCA, NV, March 15, 2022 - Hycroft Mining Holding Corporation (Nasdaq: HYMC) (“Hycroft” or the “Company”), a precious metals development company that owns the Hycroft Mine located in the world-class mining region of Northern Nevada, today announced a $56 million equity private placement with precious metals investor Eric Sprott and AMC Entertainment Holdings, Inc. (NYSE: AMC).

Diane Garrett, President, CEO and Acting Chairman of Hycroft, commented, “We couldn’t be more pleased to announce this transformational investment in the future of Hycroft, anchored by Eric Sprott, one of the world’s leading precious metals investors, and AMC Entertainment Holdings, which has proven its expertise and ability to address liquidity challenges and to raise capital to optimize the value of significant underlying assets. Collectively, their investment dramatically improves Hycroft’s liquidity position and provides years of financial runway. Additionally, their confidence underscores the world-class nature of Hycroft’s gold and silver deposit and our potential to unlock value at a pivotal moment in its development. We look forward to working alongside our new investors to advance Hycroft up the value chain.”

Private Placement Terms

Mr. Sprott and AMC will each invest $27.9 million in cash in Hycroft in exchange for 23,408,240 units, with each unit consisting of one common share of Hycroft and one common share purchase warrant (the “Units”). The Units are priced at $1.193 per Unit, which is the minimum bid price required by Nasdaq for an at-the-market purchase of a Unit. Each purchase warrant will be exercisable for one common share of Hycroft at a price of $1.068 per share and will carry a five-year term from the date of issuance. The closing of the Private Placement is expected to occur on or about March 15, 2022.

With its investment, AMC has been granted the right to appoint a representative to the Hycroft Board of Directors. After closing of the Private Placement, Mr. Sprott and AMC will become the Company’s second largest stockholders, each holding approximately 21.8% of the outstanding common shares of Hycroft.

Use of New Capital

Hycroft intends to use the net proceeds from this private placement for general corporate purposes, which may include the repayment, refinancing, redemption or repurchase of existing indebtedness, working capital or capital expenditures and other investments, advancement of the Initial Assessment in the 2022 Technical Report Summary to a pre-feasibility and/or feasibility study and additional exploration at the Hycroft Mine.

Unlocking Additional Flexibility through Balance Sheet Recapitalization

The Company also announced that it has reached an agreement in principle with its primary lending partner, Sprott Private Resource Lending II (Collector), LP (“Sprott”), acting as Facility Agent, to extend all principal debt repayments to one bullet payment in May 2027, from current maturity date of May 2025, subject to $50 million of new equity, and upon payment of a $3.3 million lender interest adjustment which will be capitalized and added to the principal due upon maturity.  The extension of the maturity date from May 2025 to May 2027 will be subject to certain loan coverage conditions.

Hycroft has also reached an agreement with its second lien holders whereby, subject to $50 million of new equity, they will extend the life of the loan by two years to December 2027 with continuing 10% annual payment-in-kind interest payments.

The Company will continue to consider and discuss its ability to reduce its debt obligations with its current lenders.

About Hycroft Mining Holding Corporation

Hycroft is a U.S.-based, gold and silver development company that owns the Hycroft Mine located in the world-class mining region of Northern Nevada.

Contact:

Diane R. Garrett	Tracey Thom
President, CEO &	Vice President, Investor Relations
Acting Chairman	& Corporate Communication
(210) 621-4200	(775) 391-9029

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, Section 21E of the Unites States Securities Exchange Act of 1934, as amended, or the Unites States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included herein and public statements by our officers or representatives, that address activities, events or developments that our management expects or anticipates will or may occur in the future, are forward-looking statements, including but not limited to such things as future business strategy, plans and goals, competitive strengths and expansion and growth of our business. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” “target”, “budget”, “may”, “can”, “will”, “would”, “could”, “should”, “seeks”, or “scheduled to” and similar words or expressions, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intention identify forward-looking statements. Forward-looking statements address activities, events or developments that the Company expects or anticipates will or may occur in the future and are based on current expectations and assumptions. These risks may include the following and the occurrence of one or more of the events or circumstances alone or in combination with other events or circumstances, may have a material adverse effect on the Company’s business, cash flows, financial condition and results of operations. Please see our “Risk Factors” set forth in our 8-Ks and Annual Report on Form 10-K for the year ended December 31, 2020, as amended May 14, 2021, and other reports filed with the SEC for more information about these and other risks. You are cautioned against attributing undue certainty to forward-looking statements. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Although these forward-looking statements were based on assumptions that the Company believes are reasonable when made, you are cautioned that forward-looking statements are not guarantees of future performance and that actual results, performance or achievements may differ materially from those made in or suggested by the forward-looking statements contained in this news release. In addition, even if our results, performance, or achievements are consistent with the forward-looking statements contained in this news release, those results, performance or achievements may not be indicative of results, performance or achievements in subsequent periods. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements made in this news release speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

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